Exhibit 3.2

HEALTHCARE TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of the Company (the “Charter”) is hereby amended to change the name of the Company to “National Healthcare Properties, Inc.”  All references in the Charter to “Healthcare Trust, Inc.” are hereby changed to “National Healthcare Properties, Inc.”

SECOND: The Charter is hereby further amended to decrease the par value of the shares of Common Stock issued and outstanding immediately prior to the Effective Time (as defined below) from $0.04 per share to $0.01 per share.

THIRD: The amendments to the Charter as set forth above have been duly approved by at least a majority of the entire Board of Directors as required by law. The amendments set forth herein are made without action by the stockholders of the Company, pursuant to Sections 2-605(a)(1) and 2-605(a)(2) of the Maryland General Corporation Law.

FOURTH: There has been no increase in the authorized shares of stock of the Company effected by the amendments to the Charter as set forth above.

FIFTH: These Articles of Amendment shall become effective at 12:05 a.m., Eastern Time, on September 30, 2024 (the “Effective Time”).

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 26th day of September, 2024.

ATTEST:	HEALTHCARE TRUST, INC.

/s/ Scott M. Lappetito	By:	/s/ Michael Anderson
Name: Scott M. Lappetito	Name: Michael Anderson
Title: Chief Financial Officer	Title: Chief Executive Officer